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                                                               Exhibit (h)(1)(a)


                                   SCHEDULE A
                         AS AMENDED _____________, 2001

                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 15, 1999
                           BETWEEN THE COVENTRY GROUP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.



PORTFOLIOS:       This Agreement shall apply to all Portfolios of the Company that are advised by Kensington Investment Group either currently existing or hereafter created. The current
                  Portfolios of the Company that are advised by Kensington
                  Investment Group are set forth below:

                        Kensington Strategic Realty Fund
                          Kensington Select Income Fund

TERM: Pursuant to Article 7, the term of this Agreement shall commence on September 15, 1999 and shall remain in effect through September 14, 2002 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive two-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of non-renewal must be provided within 60 days of the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute, in the reasonable judgment of the Company's Trustees, a serious failure to perform satisfactorily the Administrator's obligations hereunder; (c) final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights